EXHIBIT NO. 99.16 (b)

MFS MUNICIPAL SERIES TRUST

POWER OF ATTORNEY

The undersigned, being the President and Principal Executive Officer, and Treasurer and Principal Financial and Accounting Officer, respectively, of MFS Municipal Series Trust (the “Registrant”), hereby severally constitute and appoint Heidi W. Hardin, Christopher R. Bohane, Thomas H. Connors, Brian E. Langenfeld, Amanda Mooradian, and Susan A. Pereira, and each of them singly, as true and lawful attorneys, with full power to them and each of them to sign for each of the undersigned, in the names of, and in the capacities indicated below, the Registration Statement on Form N-14 with respect to the proposed transfer of all of the assets of MFS Tennessee Municipal Bond Fund, to MFS Municipal Intermediate Fund, each a series of the Registrant, in exchange solely for the assumption of certain identified liabilities of MFS Tennessee Municipal Bond Fund and the issuance to MFS Tennessee Municipal Bond Fund of shares of beneficial interest in MFS Municipal Intermediate Fund (the “Reorganization”) and any and all amendments thereto and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission for the purpose of registering the shares issued in the Reorganization by the Registrant under the Securities Act of 1933 granting unto said attorneys, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary or desirable to be done in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or any of them may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hand on this 6th day of May, 2021.

DAVID L. DILORENZO David L. DiLorenzo	President (Principal Executive Officer)

JAMES O. YOST James O. Yost	Principal Financial and Accounting Officer